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[LOGO]


    -    INDIVIDUAL RETIREMENT CUSTODIAL ACCOUNT

    -    DISCLOSURE STATEMENT

    -    IRA NOTICE OF REVOCATION

    -    IRA APPLICATION

    -    IRA TRANSFER FORM





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                                  HOW TO ESTABLISH A
                      FIRST FUNDS INDIVIDUAL RETIREMENT ACCOUNT
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1.  If you have not already done so, please review the prospectus of the FIRST
    FUNDS Portfolio(s) in which you will be investing.

2. Also, please read the Individual Retirement Account Disclosure Statement and the INDIVIDUAL RETIREMENT CUSTODIAL ACCOUNT AGREEMENT. These pages contain the terms and conditions under which your IRA operates.

3. Next, please review and complete the FIRST FUNDS IRA APPLICATION, being sure to indicate your First Funds Portfolio selection(s) and the tax year to which your regular contribution applies.

    If your contribution is a Rollover of IRA assets previously held by another IRA Custodian or of assets distributed from a Keogh or Corporate Retirement Plan, please so indicate in the contribution type marked ROLLOVER.

    If you are funding your account with a transfer of IRA assets directly from your present IRA Custodian, please so indicate in the contribution type marked TRANSFER OF ASSETS. You must also complete, sign and return the TRANSFER REQUEST FORM.

    If you are leaving a Keogh or Corporate Retirement Plan, you may instruct your current Custodian to do a DIRECT ROLLOVER to your First Funds IRA. Please so indicate on the application and complete, sign and return the TRANSFER REQUEST FORM.

    Be sure to consult the Custodian on your present retirement plan concerning any special requirements it may have, such as a Signature Guarantee, in order to release your retirement plan assets.

    Please call 1-800-442-1941, option #1 if you should have any questions as you complete the form. Sign the form as your name appears in Section III and date it.

4. Forward the completed FIRST FUNDS APPLICATION, the TRANSFER REQUEST FORM, if applicable, and the check for your REGULAR or ROLLOVER CONTRIBUTION to:






                                     First Funds
                       c/o Chase Global Funds Services Company
                                    P.O. Box 2798
                                Boston, MA  02208-2798



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                 FIRST FUNDS INDIVIDUAL RETIREMENT CUSTODIAL ACCOUNT
           (under Section 408(a) of the Internal Revenue Code ["the Code"])

THE CHASE MANHATTAN BANK, N.A. ("CHASE")
    The following provisions of Articles I to VIII are in the form promulgated by the Internal Revenue Service ("IRS") in Form 5305-A for use in establishing an individual retirement account. These provisions are set forth below to constitute the First Funds IRA with Chase as the Custodian.
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ARTICLE I - CASH CONTRIBUTIONS

    1. The Custodian may accept additional cash contributions on behalf of the Principal for a tax year of the Principal. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in section 402(c) (but only after December 31, 1992), 403(a)(4), 403(b)(8), 408(d)(3) of the Code, or an employer contribution to a simplified employee pension plan as described in section 408(k) of the Code. Rollover contributions before January 1, 1993, include rollovers described in section 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4), 403(b)(8) or 408(d)(3) of
the Code, or an employer contribution to a simplified employee pension plan as described in section 408(k) of the Code.

ARTICLE II - NONFORFEITABILITY

    The Principal's interest in the balance of their Custodial Account is nonforfeitable.

ARTICLE III - INVESTMENT LIMITATIONS

    1. No part of the Custodial Account may be invested in life insurance contracts, nor may the assets of the Custodial Account be commingled with other property except in a common trust portfolio or common investment portfolio (within the meaning of section 408(a)(5) of the Code).

    2.  No part of the Custodial Account may be invested in collectibles
(within the meaning of section 408(m) of the Code) except as otherwise permitted by section 408(m)(3) of the Code which provides an exception for certain gold and silver coins and coins issued under the laws of any state.

ARTICLE IV - DISTRIBUTION

    1. Notwithstanding any provision of this agreement to the contrary, the distribution of the Principal's interest in their Custodial Account shall be made in accordance with the following requirements and shall otherwise comply with section 408(a)(6) of the Code and Proposed Treasury Regulations section 1.408-8, including the incidental death benefit provision of Proposed Treasury Regulation section 1.401(a)(9)-2, the provisions of which are herein incorporated by reference.

    2. Unless otherwise elected by the time distributions to the Principal are required to begin under paragraph 3, or to the surviving spouse under paragraph 4, other than in the case of a life annuity, life expectancies shall be determined annually. Such election shall be irrevocable as to the Principal and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be redetermined.

    3. The Principal's entire interest in the Custodial Account must be, or begin to be, distributed by the Principal's required beginning date, April 1 following the calendar year end in which the Principal reaches age 70-1/2 . By that date, the Principal may elect, in a manner acceptable to the Custodian, to have the balance in the Custodial Account distributed in:

    (a)  A single sum payment.

    (b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Principal.

    (c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Principal and his or her designated beneficiary.

    (d) Equal or substantially equal annual payments over a specified period that may not be longer than the Principal's life expectancy.

    (e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Principal and his or her designated beneficiary.

    4. If the Principal dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

    (a) If the Principal dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with paragraph 3.

    (b) If the Principal dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Principal or, if the Principal has not so elected, at the election of the beneficiary or beneficiaries, either

         (i) Be distributed by the December 31 of the year containing the fifth anniversary of the Principal's death, or

         (ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Principal's death. If, however, the beneficiary is the Principal's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Principal would have turned age 70-1/2

    (c) Except where distribution in the form of an annuity meeting the requirements of section 408(b)(3) of the Code and its related regulations has irrevocably commenced, distributions are treated as having begun on the Principal's required beginning date, even though payments may actually have been made before that date.

    (d) If the Principal dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

    5. In the case of a distribution over a life expectancy in equal or substantially equal annual payments, in order to determine the minimum annual payment for each year, divide the Principal's entire interest in the Custodial Account as of the close of business on December 31 of the preceding year by the life expectancy of the Principal (or the joint life and last survivor expectancy of the Principal and the Principal's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Principal and designated beneficiary as of their birthdays in the year the Principal reaches age 70-1/2 . In the case of a distribution in accordance with paragraph 4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

    6. The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.

ARTICLE V - CUSTODIAN REPORTS

    1. The Principal agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under section 408(i) of the Code and Treasury Regulations section 1.408-5 and 1.408-6.


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    2.  The Custodian agrees to submit reports to the Internal Revenue Service and the Principal as prescribed by the Internal Revenue Service.

ARTICLE VI - CONTROLLING PROVISIONS

    Notwithstanding any other articles which may be added or incorporated, the provisions of Article I through III and this sentence will be controlling. Any additional articles that are not consistent with section 408(a) of the Code and related regulations will be invalid.

ARTICLE VII - AMENDMENTS

    This agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear below.

ARTICLE VIII - INDIVIDUALIZED PROVISIONS

    1. The Custodian shall invest all funds in the Principal's Custodial Account and earnings thereon in shares ("Portfolio Shares") of funds which have been designated by First Funds (the "Portfolio") as eligible for investment under this Custodial Account.

    2. The shareholder of record of all Portfolio Shares shall be the Custodian or its nominee.

    3. The Principal shall, from time to time, direct the Custodian to invest the assets in his/her Custodial Account in Portfolio Shares. Contributions received with no accompanying direction as to how they should be invested will be invested in the same proportional fashion reflective of Principal's current balances in the various portfolios of First Funds. Minimum investment requirements will be followed. The Principal shall be the beneficial owner of all Portfolio Shares held in the Custodial Account, and the Custodian shall not vote any of such Shares except upon the written direction of the Principal.

    4. The Custodian agrees to forward, or to cause to be forwarded, to the Principal a then-current Prospectus of the applicable Portfolio and all notices, proxies and related proxy soliciting materials it receives applicable to Portfolio Shares of the Portfolio.

    5. The Principal shall have the right by written notice to the Custodian to designate a beneficiary (or to change a previously designated beneficiary) to receive any benefit to which the Principal may be entitled in the event of his/her death prior to the complete distribution of the Custodial Account. If no designation is in effect on the Principal's death, or if the designated beneficiary has predeceased the Principal, the beneficiary shall be the Principal's estate.

    6. (a) The Custodian shall have the right to receive rollover contributions as described in Article I. If any property other than cash or cash equivalents is transferred to it as a rollover contribution, the property shall be sold by the Custodian and reinvested as provided in paragraph 1 of this Article VIII. The Custodian reserves the right to refuse to accept any property not in the form of cash or cash equivalents.

         (b) The Custodian, upon the written direction of the Principal and after submission to the Custodian of such documents as it may reasonably require, shall transfer the assets held under this Custodial Account (reduced by (i) any amounts referred to in paragraph 8 of this Article VIII, and (ii) any amounts required to be distributed during the calendar year of transfer pursuant to Article IV to a successor individual retirement account or individual retirement annuity for the Principal's benefit.

         (c) Any amounts received or transferred by the Custodian under this paragraph 6 shall be accompanied by such records and other documents as the Custodian deems necessary to establish the nature, value and extent of the assets and of the various interests therein.

    7. The Principal hereby delegates to the Custodian the power to amend the terms of this Custodial Account at any time, and hereby consents to such amendments, provided they comply with all applicable provisions of the Code and the regulations thereunder. Any amendment shall be effective when notice of the amendment is mailed to the address of the Principal indicated on the Custodian's records.

    8. The Custodian will receive reasonable annual compensation as set forth in its Schedule of Fees. The Custodian will pay from the Custodial Account all fees and expenses reasonably incurred by the Trust, to the extent such fees and expenses are for the ordinary and necessary administration and operation of the Trust, unless the Principal pays such fees and expenses. Any fee or expense paid, directly or indirectly, by the Principal is not a contribution to the Trust, provided the fee or expense relates to the ordinary and necessary administration of the Trust. Any income taxes or other taxes levied or assessed upon or with respect to the assets of the Custodial Account or earnings thereon, any transfer taxes incurred, and other administrative expenses reasonably incurred by the Custodian in the performance of its duties (including fees for legal services rendered to the Custodian and the Custodian's compensation) may be paid by the Principal and, unless so paid within the time period established by the Custodian, shall be paid from the Principal's Custodial Account. The Custodian reserves the right to change or adjust its compensation upon 30 days' advance written notice to the Principal.

    9. The benefits provided hereunder shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected shall not be recognized, except to such extent as may be required by law.

    10. In taking any action or determining any fact or question which may arise under this Custodial Account, First Funds and the Custodian may rely upon any statement by the Principal with respect thereto. The Principal hereby agrees that First Funds and the Custodian will not be liable for any loss or expense resulting from any action taken or determination made in reliance on such statement. The Principal assumes sole responsibility for assuring that contributions to the Custodial Account satisfy the limits specified in the applicable sections of the Code.

    11. The Custodian may resign at any time upon 9 days' written notice to the Principal and to First Funds and may be removed by First Funds at any time upon 90 days' written notice to the Custodian. Upon the resignation or removal of the Custodian, a successor Custodian shall be appointed within 90 days of such resignation and, in the absence of such appointment, the Custodian shall appoint a successor unless the Custodial Account is sooner terminated. Any successor Custodian shall be a bank (as defined in section 408(n) of the Code) or such other person found qualified to act as a Custodian under an individual retirement account by the Secretary of the Treasury or his/her delegate. The appointment of a successor Custodian shall be effective upon receipt by the predecessor Custodian of such successor's written acceptance which shall be submitted to First Funds, the Custodian and the Principal. Within 90 days of the effective date of a successor Custodian's appointment, the Custodian shall transfer and deliver to the successor Custodian applicable account records and assets of the Custodial Account (reduced by any unpaid amounts referred to in paragraph 8 of this Article VIII). The successor Custodian shall be subject to the provisions of this Custodial Account (or any successor thereto) on the effective date of its appointment.

    12. Notwithstanding any provision hereof to the contrary, for taxable years in which contributions to the Custodial Account are to qualify as contributions to a spousal individual retirement account, the following provisions shall apply: A separate Custodial Account shall be established in the name of the spouse, who shall thereafter be deemed to be the Principal with respect to the separate Custodial Account. The sum of the amount contributed to the Custodial Accounts of the Principal and the Principal's spouse shall not exceed the lesser of:

    (a) An amount equal to 100% of the compensation (including earned income in the case of a self-employed individual) includable in the employed spouse's gross income for the taxable year; or

    (b) $2,250, provided, however, that no more than $2,000 may be contributed to either of such Custodial Accounts.

    13. The Custodian shall, from time to time, in accordance with instructions in writing from the Principal, make distributions out of the Custodial Account to the Principal in the manner and amounts as may be specified in the instructions. The Custodian assumes (and shall have) no responsibility to make any distribution to the Principal (or the Principal's beneficiary if the Principal is deceased) unless and until the written instructions specify the reason for the distribution and the manner of distribution elected. Prior to making any such distribution from the Custodial Account, the Custodian shall be furnished with any and all applications, certificates, tax waivers, signature guarantees and other documents (including proof of any legal representative's authority) deemed necessary or advisable by the Custodian, but the Custodian shall not be liable for complying with written instructions which appear on their face to be genuine, or for refusing to comply if not satisfied such instructions are genuine, and assumes no duty of further inquiry. Upon receipt of proper written instructions as required above, the Custodian shall cause the assets of the Custodial Account to be distributed in cash and/or in kind, as specified in the written instructions.

    14. Distribution of the assets of the Custodial Account shall be made in accordance with the provisions of Article IV as the Principal (or the Principal's beneficiary if the Principal is deceased) shall elect by written instructions to the Custodian; subject, however, to the following:


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    (a)  No distribution from the Custodial Account shall be made in the form of an annuity contract.

    (b) If the Principal dies before his/her entire interest in the Custodial Account has been distributed, and if the designated beneficiary of the Principal is the Principal's surviving spouse, the spouse may treat the Custodial Account as his/her own individual retirement account. This election will be deemed to have been made if the surviving spouse makes a regular contribution to the Custodial Account, makes a rollover to or from such Custodial Account, or fails to receive a payment from the Custodial Account within the appropriate time period applicable to the deceased Principal under section 401(a)(9)(B) of the Code.

    15. The Custodian shall have the authority to employ advisors including attorneys, accountants, consultants or others regarding the performance of its duties and responsibilities. The Custodian may act or refrain from acting on the advice or opinion of any such persons so employed. The Custodian may pay from the Custodial Account reasonable compensation for such advise or opinion.

    The Custodian is authorized to hire agents (including any transfer agent for Portfolio Shares) to perform certain duties hereunder. Such agents retained by Custodian shall be paid by the Custodian for their services.

    16. This Custodial Account shall terminate coincident with the complete distribution of the assets of the Principal's Account.

    17. All notices to be given by the Custodian to the Principal shall be deemed to have been given when mailed to the address of the Principal indicated in the Custodian's records.

    18. The Custodian and First Funds shall not be responsible for any losses, penalties or other consequences to the Principal or any other person arising out of the making of, or the failure to make, any contributions or withdrawal.

    19. (a) In performing the duties conferred upon the Custodian or First Funds by the Principal hereunder, the Custodian and First Funds shall act as the agent of the Principal. The parties do not intend to confer any fiduciary duties on the Custodian (other than any such duties inherent in the Custodian's status as Custodian) and First Funds and none shall be implied. The Custodian and First Funds shall not be liable (and do not assume any responsibility) for the collection, the deductibility, or the propriety of any contribution under this Custodial Account, the selection of any Portfolio Shares for this Custodial Account, or the propriety of any distribution made in accordance with Article IV and Paragraph 13 or 14 of this Article VIII, which matters are the sole responsibility of the Principal or the Principal's beneficiary, as the case may be.

         (b) The Custodian shall not (i) exercise any discretionary authority or discretionary control respecting management of the Custodial Account or exercise any authority or control respecting the management or disposition of the assets of the Custodial Account, (ii) render any investment advice with respect to the assets of the Custodial Account, or (iii) have any discretionary authority or discretionary responsibility in the administration of the Custodial Account.

    20. The Custodian and First Funds shall be responsible solely for the performance of those duties expressly assigned to them in this Custodial Account and do not assume any responsibilities as to duties assigned to anyone else hereunder or by operation of law. The Custodian shall have no duty to account for deductible contributions separately from nondeductible contributions, unless required to do so by applicable law. In determining the taxable amount of a distribution, the Principal shall rely only on his/her federal tax records, and the Custodian shall withhold federal income tax from any distribution from the Custodial Account as if the total amount of the distribution is includable in the Principal's income, unless withholding is waived.

    21. The creation of the Principal's Custodial Account is not effective until the date the Custodian accepts for investment the Principal's initial contribution made in accordance with the terms of the Custodial Account.

    22. This Custodial Account shall be governed by and construed, administered and enforced according to the laws of the State of Tennessee, except to the extent preempted by federal law.

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                  INDIVIDUAL RETIREMENT ACCOUNT DISCLOSURE STATEMENT
--------------------------------------------------------------------------------

The Chase Manhattan Bank, N.A., ("Chase") is the Custodian of the First Funds IRA. This Disclosure Statement should be read in conjunction with the First Funds Individual Retirement Account Custodial Agreement.

While this Disclosure Statement sets forth certain restrictions and limitations to which individual retirement accounts in general and the First Funds IRA in particular are subject, it does not restate the specific terms of the First Funds IRA itself. IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS OF THIS DISCLOSURE STATEMENT AND THE TERMS OF THE FIRST FUNDS IRA, THE LATTER SHALL CONTROL.

Internal Revenue Service regulations require that you be given this Disclosure Statement to make certain that you fully understand the nature of an individual retirement account. Please read this Disclosure Statement carefully.

                               A.  RIGHT OF REVOCATION

If you establish a First Funds IRA, you may revoke it by notifying the Custodian in writing by first class mail, postmarked within seven days after the date on which you established your First Funds IRA. Such notice must be sent to the following address:

                        First Funds
                        c/o Chase Global Funds Services Company
                        P.O. Box 2798
                        Boston, MA  02208-2798

In the event of revocation, all contributions made under the First Funds IRA will be returned to you, without adjustment for administrative expenses or for fluctuation in market value.

               B.  OPERATION AND TAX TREATMENT OF THE FIRST FUNDS IRA

    1.  WHAT IS A FIRST FUNDS IRA?

    A First Funds IRA is a custodial account which allows you, if you are an eligible individual described in Question 2, to save for your retirement more rapidly than is possible with investments that are not tax-deferred. More rapid saving is possible because, if an IRA is qualified under the Internal Revenue Code (the "Code"), (i) contributions to it (except for rollover contributions and direct transfers discussed in Question 10) may be deductible from your gross income for the taxable year for which you make the contribution, and (ii) an IRA, including earnings, is generally exempt from taxation until distributions from it occur.

    2.  WHO IS ELIGIBLE TO CONTRIBUTE?

    You may make a contribution described in Question 4 to a First Funds IRA only if you do not attain age 70-1/2 before the close of your taxable year for which the contribution is made (except in the case of contributions for your non-working spouse under the age of 70-1/2--see Question 8) and if you receive


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compensation during your taxable year (see Question 4).  The fact that you are covered under any other type of retirement plan will not prevent you from making contributions to an IRA.

    3.  TO WHAT EXTENT MAY CONTRIBUTIONS BE DEDUCTED?

    If neither you nor your spouse is an active participant (a person is an "active participant" if he or she is covered by a retirement plan-see (a) below), you may make a contribution of up to the lesser of $2,000 (or $2,250 in the case of a spousal IRA-see Question 8) or 100% of compensation and take a deduction for the entire amount contributed. If you or your spouse is an active participant but your combined adjusted gross income ("AGI") is at or below a certain level (see (b) below), you may also make a fully deductible contribution. If, however, you or your spouse is an active participant and your combined AGI is above the specified level, the amount of the deductible contribution you may make to an IRA is phased down and eventually eliminated.

         (a) Active Participant. You are an "active participant" for a year if you are covered by a retirement plan. You are covered by a "retirement plan" for a year if your employer or union has a retirement plan under which money is added to your account or if you are eligible to earn retirement credits. For example, if you are covered under a profit-sharing plan, certain government plans, a salary reduction arrangement (such as tax-sheltered annuity arrangement or a 401(k) plan), a simplified employee pension plan ("SEP") or a plan which promises you a retirement benefit which is based upon the number of years of service you have with the employer, you are likely to be an active participant. Your Form W-2 for the year should indicate your participation status.

    You are an active participant for a year even if you aren't yet vested in your retirement benefit. Also, if you make required contributions or voluntary employee contributions to a retirement plan, you are an active participant. In certain plans you may be an active participant even if you were only with the employer for part of the year.

    You are not considered an active participant if you are covered in a plan only because of your service as (i) an Armed Forces Reservist for less than 90 days of active service, or (ii) a volunteer firefighter covered for fire fighting service by a government plan. Of course, if you are also covered in any other plan, these exceptions do not apply.

    If you and your spouse live apart at all times during a taxable year and file separate returns for the taxable year, you and your spouse will not be treated as married for purposes of these rules.

         (b) Adjusted Gross Income ("AGI"). If you are an active participant, you must look at your AGI for the year (if you and your spouse file a joint tax return, use your combined AGI) to determine whether you can make a deductible contribution to a First Funds IRA. Your tax return will show you how to calculate your AGI for this purpose. If you are at or below a certain AGI level, called the "threshold level," you are treated as if you were not an active participant and can make a deductible contribution under the same rules as a person who is not an active participant.

    If you are single, your threshold level is $25,000. The threshold level if you are married and file a joint tax return is $40,000, and if you are married but file a separate return, the threshold level is $0.

    If your AGI is less than $10,000 above your threshold level, you will still be able to make a deductible contribution but it will be limited in amount. The amount by which your AGI exceeds your threshold level (AGI - threshold level) is called your "excess AGI." The maximum allowable deduction is $2,000 (or $2,250 for a spousal IRA). You can estimate your deduction by calculating it as follows:

    $10,000 -  Excess AGI   x   Maximum Allowable Deduction = Deduction Limit
    ---------------------
            $10,000

    Round up the result to the next highest $10 level (the next highest number which ends in zero). For example, if the result is $1,525, round it up to $1,530. If the final result is below $200 but above zero, your deduction limit is $200. Your deduction limit cannot, in any event, exceed 100% of your compensation. Here are two examples which illustrate how this formula works:

    Excess AGI                              =    $4,000 ($29,000 - $25,000)

    ($10,000 - $4,000)       x    $2,000    =    Deductible Limit
    -----------------
        $10,000

         .60                 x    $2,000    =    $1,200

    Example 2: If you are married, file jointly, and have adjusted gross income of $47,000, the deductible limit would be $600, determined as follows:

    Excess AGI                              =    $7,000 ($47,000 - $40,000)

    ($10,000 - $7,000)       x    $2,000    =    Deductible Limit
    ------------------
        $10,000

         .30                 x    $2,000    =    $600

         (c) Nondeductible Contributions to IRAs. Even if you are above the threshold level and thus may not make a deductible contribution of $2,000 ($2,250 for a spousal IRA), you may still contribute up to the lesser of 100% of compensation or $2,000 to a First Funds IRA ($2,250 for a spousal
    IRA). The amount of your contribution which is not deductible will be a nondeductible contribution to the IRA. You may also choose to make a contribution nondeductible even if you could have deducted part or all of the contributions. Interest or other earnings on your IRA contribution, whether from deductible or nondeductible contributions, will not be taxed until taken out of your IRA and distributed to you.

    If you make a nondeductible contribution to an IRA, you must report the amount of the nondeductible contribution to the IRS as part of your tax return for the year. You are responsible for identifying and tracking all nondeductible contributions to your IRA.

    You may make a $2,000 contribution at any time during the year, if your compensation for the year will be at least $2,000, without having to know how much will be deductible. When you fill out your tax return, you may then figure out how much is deductible.You may withdraw an IRA contribution made for a year any time before the due date for filing your federal tax return for that year (including extensions). If you do so, you must also withdraw earnings attributable to that portion and report the earnings as income for the year for which the contribution was made (see Question 15 about distributions before age 59-1/2). If some portion of your contribution is not deductible, you may decide either to withdraw the nondeductible amount, or leave it in the IRA and designate that portion as a nondeductible contribution on your tax return.

    4.  WHAT AMOUNT MAY I CONTRIBUTE?

    As discussed in Question 2, you may generally contribute to your First
Funds IRA up to the lesser of (i) $2,000 or (ii) 100% of your compensation for any taxable year. "Compensation" includes salaries, wages, professional fees, self-employment income (reduced by contributions to certain pension plans which are deductible in computing adjusted gross income), and other income for personal services includable in your gross income. Compensation does not include any amount received as a pension or annuity and does not include any amount received as deferred compensation. Income from property, such as dividends, interest, and rent also does not qualify as compensation. Compensation does include any amounts includable in gross income with respect to a divorce or separation instrument described in section 71(b) (2) (A) of the Code. Except for rollover contributions and direct transfers as described in Question 9, and SEP contributions as described in Question 11, contributions may not be accepted from you or on your behalf if they exceed $2,000 for any taxable year.

    If a husband and wife each receive compensation, as defined in the preceding paragraph, during a taxable year and are otherwise eligible to contribute to an IRA, each may establish his or her own First Funds IRA. The percentage and dollar limitations of the preceding paragraph and the deduction limitations described in Question 3 are applicable to the separate compensation of each spouse.

    For special contribution and deduction information relating to an IRA established for the benefit of a nonworking spouse, see Question 8.

    5.  HOW WILL MY CONTRIBUTIONS BE INVESTED AND HELD?

FIRST FUNDS SHARES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF, OR GUARANTEED BY, FIRST TENNESSEE BANK NATIONAL ASSOCIATION (FIRST TENNESSEE) OR ITS AFFILIATES, NOR ARE THEY INSURED BY THE FDIC OR ANY OTHER AGENCY.

    Contributions to your First Funds IRA are held in a Custodial Account for your exclusive benefit and that of your beneficiaries, which may include your estate or any other persons or legal entity you may designate in writing delivered to First Funds. Your IRA will be identified as your property and will not be commingled with the property of any other investor. The Custodian will invest the Funds in your IRA in shares of one or more of the investment portfolios of First Funds in accordance with your direction as indicated in the Application.

    No part of the Funds held in an IRA may be invested in life insurance contracts or in collectibles (i.e., any work of art, rug, antique, metal, gem, stamp, coin-other than certain gold and silver coins minted by the United States or coins issued under the laws of any state, alcoholic beverage, or other type of tangible personal property specified by the Internal Revenue Service).

    6.  AM I VESTED IN MY CONTRIBUTIONS?

    The Funds in your First Funds IRA are nonforfeitable, subject to applicable taxes, expenses, and fees.

    7.  WHEN MUST MY CONTRIBUTION BE MADE?

    Contributions to your First Funds IRA for a particular taxable year may be made up until the initial date you are required to file your federal income tax return for that year (April 15, if you figure your taxes on a calendar-year basis). (For the time to make SEP contributions, see Question 11.)

    8.  CAN MY NON-WORKING SPOUSE HAVE AN IRA?

    If you are an eligible individual described in Question 2, file a joint federal income tax return with your spouse for a taxable year, and your spouse has no compensation (as described in Question 4) or elects to be treated as having no compensation for such taxable year, you may make contributions to a separate First Funds IRA for that year on behalf of your spouse as well as your own IRA. The overall contributions on behalf of both of you and your spouse for any year may not exceed the lesser of:

         (i)       Your compensation for the taxable year, or
         (ii)      $2,250.

    In no event, however, may the contribution to either your IRA or your spouse's IRA exceed $2,000.

    You are not required to divide the contributions equally between your IRA and your spouse's IRA. If you have attained age 70-1/2 before the close of the taxable year, you may nevertheless contribute to a separate IRA for your nonworking spouse, provided the nonworking spouse is under age 70-1/2.

    9. CAN I ROLL OVER CONTRIBUTIONS AND/OR DIRECTLY TRANSFER CONTRIBUTIONS TO AN IRA?

         (a) Rollover Contributions from One IRA to Another. You may generally move assets from another IRA (including an individual retirement annuity) to your First Funds IRA or from your IRA without incurring federal income tax at the time of distribution to you. Such a tax-free move is called a "rollover contribution". You may elect not to have federal income tax withheld on the rollover contributions at the time of the rollover (see Question 19). You may make a rollover contribution from one IRA to another IRA only if you have made no other rollover contribution from the IRA to another within a one-year period measured from the date of distribution to the date of the next distribution. This rule applies to each separate IRA you own. You may roll over all or any portion of the money or other property distributed from an IRA. However, the amount to be rolled over must be reinvested, within 60 days of the date it is received, in another IRA. The limitations on contributions the Custodian may accept for any taxable year on your behalf does not apply to rollovers from one IRA to another.

    A beneficiary other than your surviving spouse is prohibited by law from rolling over his or her beneficial interest in your IRA to another IRA. If your beneficiary is your surviving spouse and he or she elects to treat his or her interest in your IRA as his or her own IRA (see Question 13(b)), he or she may make a rollover contribution as described in the previous paragraph.

         (b) Direct Transfers from one IRA to Another. The Internal Revenue Service has ruled that the Funds in an IRA may be moved to another IRA more frequently than the limitation on the frequency of rollover contributions described above (once a year) provided that the Funds are transferred directly from the trustee or custodian of the first IRA to the trustee or custodian of the IRA established in its place, so that the Funds are at no time within the control or use of the IRA owner. The limitations on contributions the Custodian may accept for any taxable year on your behalf do not apply to direct transfers from one IRA to another.

    As a First Funds IRA owner, you may at any time request the Custodian to transfer the assets in your IRA directly to the trustee or custodian of another IRA established or maintained by you, provided that the other trustee or custodian has indicated its willingness to accept the direct transfer in a written communication addressed to the current Custodian. Federal income tax will not be withheld on the direct transfer at the time of the direct transfer.

         (c) Qualifying Rollover Distributions from Certain Employer Retirement Plans to an IRA. All or any part of an eligible rollover distribution" from certain employer retirement plans may be moved to a First Funds IRA and qualify for tax-free rollover treatment for federal income tax purposes. Generally, an "eligible rollover distribution" is a distribution of all or any portion of your benefit in a qualified plan or a tax-sheltered annuity arrangement other than (i) payments made in the form of a joint and survivor annuity, a life annuity or installments over a period of 10 or more years, (ii) required minimum payments made because you have attained age 70-1/2, or (iii) payments or portions of payments which are a return of nondeductible employee contributions.

    There are two methods for making rollover distributions to an IRA: direct rollovers and regular rollovers. In a direct rollover, you instruct your employer's or former employer's plan not to pay the eligible rollover distribution to you, but rather to pay the distribution directly to the trustee or custodian of your IRA (or to give you a check payable to the IRA trustee or custodian which you then deliver to the trustee or custodian). The advantage of a direct rollover is that federal income tax (under the 20% income tax withholding requirement described below) will not be withheld from the amount of your eligible rollover distribution which is directly rolled over.

    In a regular rollover, the distribution from your employer's or former employer's plan is paid to you; not to the trustee or custodian of your IRA. Unlike a direct rollover, your employer or former employer must withhold federal income tax in the amount of 20% of your eligible rollover distribution at the time of your distribution even though you reinvest the distribution into an IRA within 60 days. No portion of the gain or loss on the sale will be recognized for federal income tax purposes, provided the entire amount of the gain or loss on the sale (less the portion of the proceeds consisting of nondeductible employee contributions, if any) is included in the rollover. If you receive property other than cash in an eligible rollover distribution, you may sell the property and roll over the cash received, provided it is not in excess of the value of the property received in the distribution. The amount of the eligible rollover distributions which you wish to qualify for tax-free rollover treatment for federal income tax purposes must be reinvested into an IRA within 60 days of your receipt of the distribution. For example, if you receive an eligible rollover distribution of $1,000, and you want the entire $1,000 distribution to be excluded from your income for federal income tax purposes, you must find other money to replace the $200 which was automatically withheld at the time of the distribution. The $200 which was withheld will offset other income tax liabilities for the year.

    With certain exceptions, any cash or property received in the distribution which is not rolled over will be taxed for federal income tax purposes as ordinary income in the year it is received.

         (d) Rollover from IRA to Certain Employer Retirement Plans. If you have set up a rollover IRA, you may be able to roll over Funds from it into certain employer retirement plans if (i) the original source of the rollover IRA was from a qualified plan, qualified annuity or tax-sheltered annuity; (ii) your rollover IRA contains only the money from your original distribution, plus earnings to date; (iii) the employer retirement plan allows such contributions; and (iv) your original distribution was not made to you from your spouse's plan as a result of your spouse's death.

    If your rollover IRA meets the requirements outlined above, you have 60 days from the receipt of Funds from the IRA to complete the rollover to the retirement plan. All or any part of the balance to your credit in your rollover IRA may be distributed to you; you may then roll over to the employer retirement plan all or any part of the distribution. You may elect not to have federal income tax withheld on the rollover at the time of the rollover (see Question 19). Of course, any part not rolled over will generally be taxed for federal income tax purposes as ordinary income in the year it is received.

    If your original distribution came from a tax-sheltered annuity, you may roll over the Funds only to another tax-sheltered annuity.

         (e) Separate Accounting for Certain Rollover Contributions and Direct Transfers. Any rollover contribution or direct transfer consisting of Funds which you have derived, directly or through another IRA, from an employer retirement plan will be held in a separate First Funds IRA which consists only of that rollover contribution or direct transfer and the earnings thereon.

         (f) No Rollover or Transfer of Required Distributions. You may not roll over or transfer any assets attributable to a required minimum distribution (see Questions 13 and 16) without potential adverse tax consequences.

    10. WHY SHOULD I MAKE A DIRECT ROLLOVER FROM MY EMPLOYER'S OR FORMER EMPLOYER'S RETIREMENT PLAN TO AN IRA?

    As discussed in Question 9(c), if you directly roll over an eligible rollover distribution from your employer's or former employer's plan to an IRA, it is not subject to the 20% mandatory withholding requirement. In addition, distributions from an IRA are not subject to the 20% withholding requirement even if you do not roll them over (although they are subject to federal income tax--see Question 14). Therefore, if you are unsure of what you want to do with your eligible rollover distribution, you should consider a direct rollover to an IRA so that the 20% withholding requirement can be avoided.

    11.  CAN I PARTICIPATE IN A SEP-IRA?

    An employer who adopts a simplified employee pension plan (a "SEP") may make contributions on behalf of its employees to their separate First Funds IRAs. If your employer has adopted a SEP, your employer may make SEP contributions directly to your IRA each year in an amount up to the lesser of $30,000 or 15% of your compensation (if you are self-employed, up to an amount equal to 13.043% of your net earnings before the contribution). Of course, you must meet the eligibility requirements of your employer's SEP in order to be entitled to contributions. Your employer can tell you what the eligibility requirements are. The following considerations apply only to SEPs:

         (a) Contributions After Age 70-1/2. Your employer may make contributions on your behalf to your IRA through a SEP even after you have attained age 70-1/2.

         (b) Excess Contributions. If your employer makes SEP contributions to your IRA in excess of the applicable limits, you may be subject to the 6% excise tax on excess contributions discussed in Question 12.

         (c) Active Participant. As discussed in Question 3, you will generally be considered an active participant in a retirement plan for a year if you are covered by your employer's SEP in that year. As an active participant, the amount of deductible contributions you may make to the IRA may be limited as discussed in Question 4.

         (d) Time of Contribution. Your employer's contributions to your IRA for a particular taxable year of your employer may be made up until the date your employer is required to file the federal income tax return for that year (including extensions of that date). The contribution will be deductible for your employer's taxable year with or within which the calendar year ends (if the SEP is maintained on the basis of the calendar year), or for your employer's taxable year (if the SEP is maintained on the basis of your employer's taxable year).

    12.  WHAT HAPPENS IF I MAKE AN EXCESS CONTRIBUTION TO AN IRA?

    An excess contribution is a contribution to an IRA in excess of the maximum contribution amount or maximum amount permitted to be rolled over into an IRA for that taxable year.

    Excess contributions are subject under the Code to an annual federal excise tax of 6% of the amount of the excess contribution until it is eliminated. However, you can eliminate this excess in any one or more of the following three ways:

         (a) Excess Contribution Distributed Before Federal Income Tax Return Due Date. Excess contributions withdrawn from an IRA, together with all earnings thereon, prior to the time for filing your federal income tax return for such taxable year (including extensions) will not be subject to the 6% federal excise tax, regardless of the total amount of the contributions made during the taxable year. The earnings distributed must be included in gross income for the taxable year in which the excess contribution was made.

         (b) Excess Contributions Distribution After Federal Income Tax Return Due Date. If a distribution from an IRA takes place after the due date for filing your federal income tax return (including extensions), the entire distribution will be subject to the 6% federal excise tax, federal income tax, and, if you have not reached age 59-1/2, will also be subject to a 10% additional federal income tax on premature distributions. However, you may receive a distribution of your excess contributions without being required to include the amount of the distribution in your gross income or to pay the 10% additional federal income tax (but you will still be subject to the 6% federal excise tax for the year of contribution), provided that you have taken no federal income tax deduction for the amount of the excess contribution distributed, and the total contribution, including the excess contribution, for the taxable year in which the excess contribution was made, did not exceed $2,250.

    You may also withdraw the portion of an excess rollover contribution (without any dollar limitation) caused by your having reasonably relied on certain incorrect information required to be furnished to you by the plan,trust, or institution making the distribution which was the subject of the rollover.

         (c) Elimination of Excess Contribution by Under-Contributing in Subsequent Years. You may reduce or eliminate an excess contribution in later taxable years for which you are eligible to contribute to an IRA if you do not make the maximum allowable contribution for retirement savings in the later year. Thus, if you contribute less than the maximum contribution allowed for any year after the excess contribution was made, the difference between the maximum contribution allowable and the amount claimed can be used to reduce or eliminate the excess contribution. The amount of the excess contribution so used will also reduce or eliminate the amount subject to the 6% federal excise tax for the year in which so used.

    13.  HOW WILL FUNDS BE DISTRIBUTED TO MY BENEFICIARY IF I DIE?

         (a) General Rule. If you die before the entire Portfolio has been distributed, the remaining Funds in your First Funds IRA must be distributed in a single sum or installments to your designated beneficiary by December 31 of the fifth year after the year of your death, except that
    (i) if distributions commenced to you before your death over a fixed period of time permitted by the Code and regulations thereunder, distribution may continue over the unexpired portion of that period, even if it is longer than five years, or (ii) if distributions commence to your designated beneficiary by December 31 of the year after the year of your death and the payments are to be made over a period not exceeding your beneficiary's life expectancy, payments may be made over that period, even if it is longer than five years. If your designated beneficiary is your surviving spouse, the distributions described in (ii) in the preceding sentence do not have to begin until the later of December 31 of the year after the year of your death, or December 31 of the year you would have attained age 70-1/2.

         (b) Exception. The distributions discussed in paragraph (a) above need not be made if your designated beneficiary is your surviving spouse and he or she elects to treat his or her interest in your First Funds IRA as his or her own IRA. If your beneficiary is your surviving spouse and he or she makes this election or is deemed to have made this election, your beneficiary will become subject to all the terms, conditions and restrictions of the IRA which are applicable to you. Thus, withdrawals prior to age 59-1/2 may be subject to adverse tax consequences (see Questions 14 and 15), distributions must commence on or before age 70-1/2 (see Question 16) and additional contributions may be made on a tax deductible basis (see Questions 3, 6, 8, and 11).

         (c)  Penalty Taxes.  See Question 16.

    14.  HOW ARE WITHDRAWALS AND DISTRIBUTIONS TAXED?

    Distributions from your First Funds IRA may be in the form of a single payment or in monthly, quarterly, or annual payments over a period certain not extending beyond your life expectancy or the joint life and last survivor expectancy of you and your designated beneficiary. Any distribution instruction must specify the reason for the distribution; for example, a premature distribution (i.e., a distribution before age 59-1/2), a rollover, a distribution on account of disability or death, a normal distribution (i.e,. a distribution at age 59-1/2 or over), a return of excess contributions, etc.

    Distributions are, for federal income tax purposes, taxed in full to you or your beneficiaries at ordinary income tax rates unless you have made nondeductible contributions. Because nondeductible IRA contributions are made using income which has already been taxed, the portion of the IRA distributions consisting of nondeductible contributions will not be taxed again when received by you. If you make any nondeductible IRA contributions, each distribution from your IRA will consist of a nontaxable portion (return of nondeductible contributions) and a taxable portion (return of deductible contributions, if any, and account earnings). Thus, you may not take a distribution which is entirely tax-free.

    The following formula is used to determine the nontaxable portion of your distributions for a taxable year:

Remaining Nondeductible Contributions     Total Distributions              Nontaxable Distributions
-------------------------------------  X   (for the year)         =        ------------------------
 Year-end total IRA Account Balances                                            (for the year)

    To figure the year end total IRA account balance, you treat all of your IRAs, including SEP-IRAs, rollover IRAs and transfer IRAs, as a single IRA. You also add back the distributions during the year.

    A single sum distribution from your IRA is not eligible for special five- or ten-year income averaging or capital gains treatment sometimes available for lump sum distributions from certain employer retirement plans.

    15.  WHAT IS PREMATURE DISTRIBUTION?

    A First Funds IRA is intended to provide income to you when you retire.
For this reason, the law imposes certain restrictions on your right to withdraw this money before your retirement. Funds generally cannot be withdrawn from your IRA without adverse tax consequences prior to the date on which you attain 59-1/2. Any distributions prior to that time (except those described in Questions 9, 12, and 13), including amounts considered to have been distributed as a result of a prohibited transaction or the use of part or all of the IRA as security for a loan (see Questions 17 and 18) are considered to be premature distributions.

    If you receive a premature distribution, the amount received is includable in your gross income subject to federal income tax in the taxable year of receipt (except to the extent the amount received is a return of your nondeductible contribution -- see Question 14). In addition, your federal income tax liability for that taxable year is increased by an amount equal to 10% of the premature distribution includable in your gross income.

    The additional 10% tax on premature distributions does not apply in the case of distributions after you die, become disabled, or attain age 59-1/2. Also, this additional 10% tax does not apply to distributions you receive which are part of a series of substantially equal periodic payments made over your life expectancy or the joint life expectancy of you and your designated beneficiary.

    16. WHAT IF I DO NOT RECEIVE SUFFICIENT AMOUNTS OR RECEIVE EXCESS DISTRIBUTIONS FROM MY IRA?

         (a) Insufficient Amounts. The Code requires that you begin to take distributions from your First Funds IRA on or before April 1 of the calendar year following the calendar year in which you attain age 70-1/2. The Code further requires that no less than a minimum distribution be made each year. This minimum distribution is based on your life expectancy or the joint life expectancy of you and your designated beneficiary and is computed under annuity tables published by the Internal Revenue Service. In determining the amount of the minimum distribution from your IRA for any year, any amounts withdrawn from your IRA for the purpose of making a rollover or transfer to another IRA will be considered as part of your IRA for such year.

    In order to insure that the minimum amount required to be distributed after you reach age 70-1/2 or after you die is in fact paid out to you or your beneficiary, a 50% federal excise tax will be imposed on the difference between the amount of the distribution actually made and the amount that should have been distributed, except that the IRS may waive the penalty if it finds that the minimum requirement has not been met because of a reasonable error and appropriate steps are being taken to correct the error.The minimum requirement discussed above applies to each of your IRAs. However, under current IRS rules, the total minimum distributions from all of your IRAs may be taken from the IRA(s) of your choice.

         (b) Excess Distributions. A 15% federal excise tax will generally apply to the extent your annual distributions exceed the greater of $150,000 or $112,500 (indexed annually for inflation). However, special rules are applied when calculating excess distributions. This tax is reduced by any payment of the 10% additional tax on premature distributions (see Question 15). All retirement plan distributions, including distributions from IRAs, are totaled to determine whether excess annual distributions have been paid.

    17.  WHAT IF I AM INVOLVED IN A PROHIBITED TRANSACTION?

    If you (or your beneficiary) engage in a so-called "prohibited transaction" (as described in section 4975 of the Code) (e.g., borrowing money from your IRA) with respect to your IRA, your IRA will lose its exemption from tax as of the first day of the year in which the prohibited transaction occurs. In this event you must include the entire amount, other than the portion attributable to non-deductible contributions, in your IRA in your gross income for federal income tax purposes in the taxable year in which you (or your beneficiary) engaged in the prohibited transaction. If you have not reached age 59-1/2, you must also pay the 10% additional tax on premature distributions on this amount.

    18.  WHAT IF I USE MY IRA AS SECURITY?

    If you use all or any portion of your IRA as security for a loan, and even if such transaction is not a "prohibited transaction" (as described in section 4975 of the Code), the taxable portion of the amount so used is nevertheless considered to be distributed to you and must be included in your gross income. In addition, if you have not attained age 59-1/2, you will have to pay the additional 10% tax on the amount considered distributed to you and included in your gross income.

    19.  WILL FEDERAL INCOME TAX BE WITHHELD FROM DISTRIBUTIONS TO ME?

    Federal income tax will be withheld on any distributions you receive from your IRA unless you elect not to have tax withheld. Generally, tax will be withheld at the rate of 10% of each distribution. Notice of your right to elect not to have federal income tax withheld will be given at the time you request a withdrawal from your IRA. When distributions from your IRA have begun and are being made on an annual, quarterly, or monthly basis, you will be provided with a notice of your right to elect not to have tax withheld prior to the beginning of each calendar year to which the notice relates.

    20.  WHAT ARE THE FEDERAL ESTATE AND GIFT TAX CONSEQUENCES FOR MY IRA?

         (a) Gift Tax Consequences. Your designation of a beneficiary to receive distributions from your IRA upon your death will not be considered a transfer of property for federal gift tax purposes. (Contact a qualified tax advisor for more information.)

         (b) Estate Tax Consequences. Generally amounts remaining in your IRA after your death will be includable in your gross estate for federal estate tax purposes. However, there is an unlimited federal estate tax marital deduction that is applicable when your spouse is your designated beneficiary. You and your estate are also entitled to a unified credit for federal transfer tax purposes. (Contact a qualified tax advisor for more information.)

    21.  WHAT REPORTS MUST I MAKE TO THE IRS?

         (a) You are not required to file Form 5329 (Return for Individual Retirement Arrangement Taxes) with the IRS unless you owe one of the penalty taxes for premature distributions, excess contributions, or under distribution.

         (b) You are required to file Form 8606 (Nondeductible IRA Contributions, IRA Basis, and Nontaxable IRA Distributions) for any year for which you choose to make nondeductible contributions.

    22.  HAS THE INTERNAL REVENUE SERVICE APPROVED THE IRA?

    The First Funds IRA is derived from Internal Revenue Service Form 5305 which has been approved as to form by the IRS. IRS approval of such form does not represent any opinion by the IRS as to the merits of a First Funds IRA.

    23.  WHERE CAN I OBTAIN FURTHER INFORMATION ABOUT IRAS?

    Further information concerning IRAs may be obtained from any District Office of the IRS.

    24.  HOW WILL MY IRA GROW?

    The value of your First Funds IRA may increase or decrease as a result of the investment performance of the Portfolio(s) in which your contributions are invested. Thus, the rate of growth of your IRA cannot be guaranteed or reasonably projected.

    25.  WHAT ARE THE CUSTODIAN'S CHARGES?

    First Funds currently charges a $10 annual maintenance fee per IRA. The annual maintenance fee is billed in November. If the fee is not paid by the specified date in December, shares are redeemed to realize the fee.

    Funds in which your IRA is invested may be subject to a 12b-1 Fee, an investment adviser fee and other expenses of the Portfolio. These matters are discussed in the prospectus(es) which you received prior to, or along with, this pamphlet.

                              C.  QUALIFIED TAX ADVICE

    The preceding is a general description of the manner in which IRAs are taxed under the Internal Revenue Code. Because of the unfavorable tax consequences which could result from improper establishment or use of a First Funds IRA, you should consult with an attorney or other qualified tax advisor. NEITHER FIRST FUNDS, FIRST TENNESSEE BANK NATIONAL ASSOCIATION, NOR ANY PORTFOLIO OF FIRST FUNDS GIVES TAX OR OTHER LEGAL ADVICE OR ASSUMES ANY LIABILITY FOR TAX OR OTHER CONSEQUENCES TO INVESTORS, THEIR SPOUSES, THEIR BENEFICIARIES, OR ANY OTHER PARTIES ARISING FROM A FIRST FUNDS IRA.

                             D.  MUTUAL FUND DISCLOSURE

FIRST FUNDS SHARES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF, OR GUARANTEED BY, FIRST TENNESSEE BANK NATIONAL ASSOCIATION (FIRST TENNESSEE) OR ITS AFFILIATES, NOR ARE THEY INSURED BY THE FDIC OR ANY OTHER AGENCY. INVESTING IN FIRST FUNDS INVOLVES INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL AMOUNT INVESTED. FIRST FUNDS ARE MANAGED BY FIRST TENNESSEE, ONE OF ITS DIVISIONS, GARLAND CAPITAL MANAGEMENT (GARLAND), PNC INSTITUTIONAL MANAGEMENT CORP. (PNC) AND HIGHLAND CAPITAL MANAGEMENT CORP. (HIGHLAND). FIRST TENNESSEE AND HIGHLAND ARE SUBSIDIARIES OF FIRST TENNESSEE NATIONAL CORPORATION. GARLAND SERVES AS CO-ADMINISTRATOR TO FIRST FUNDS. ALPS MUTUAL FUNDS SERVICES, INC., 370 17TH STREET, SUITE 2700, DENVER, CO 80202, THE DISTRIBUTOR OF FIRST FUNDS, IS NOT A BANK, AND IS NOT AFFILIATED WITH FIRST TENNESSEE OR ANY OF ITS AFFILIATES.

FOR MORE COMPLETE INFORMATION ABOUT THE FIRST FUNDS FAMILY OF FUNDS, INCLUDING CHARGES AND EXPENSES, OBTAIN A PROSPECTUS FROM ALPS MUTUAL FUNDS SERVICES, INC., MEMBER NASD, 370 17TH STREET, SUITE 2700, DENVER, CO 80202, OR CALL TOLL FREE 1-800-442-1941. READ IT CAREFULLY BEFORE INVESTING OR SENDING MONEY.



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